Exhibit 7(a)(2)
               Columbia Spectrum Management, L.P.

                         Balance Sheets

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                                                        December 31,
                                                    1996             1995
                                                    ----             ----
Assets

Current assets:
Cash and cash equivalents                     $   367,757      $    89,282
Accounts receivable (net of $159,000
  allowance for doubtful accounts at
  December 31, 1996)                            8,935,827        4,830,964
Prepaid expenses                                   62,957           41,500
                                              -----------      -----------
Total current assets                            9,366,541        4,961,746

Property and equipment, net                       238,164          194,459
Other assets, net                                 136,579           60,327
                                              -----------      -----------
Total assets                                  $ 9,741,284      $ 5,216,532
                                              ===========      ===========

Liabilities and Partners' Capital
Current liabilities:
Accounts payable                              $ 6,361,462      $   533,043
Accrued liabilities and other                     793,335          375,966
Deferred revenue                                  317,820           83,000
Due to partner -
  subcontracting services                         139,332          559,536
Notes payable to partners                              --          450,000
                                              -----------      -----------
Total current liabilities                       7,611,949        2,001,545

Partners' capital:
General partner                                    17,043           27,037
Limited partners (136,784 limited
  partnership units issued at
  December 31, 1996 and 1995)                   2,112,292        3,187,950
                                              -----------      -----------
Total partners' capital                         2,129,335        3,214,987
                                              -----------      -----------

Total liabilities and partners'
  capital                                     $ 9,741,284      $ 5,216,532
                                              ===========      ===========

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